EXHIBIT 10.1
Agreement
This Agreement is entered into by and between Caterpillar Inc., a Delaware corporation (“Caterpillar”), and Richard A. Benson, individually (“Benson”), as of the 3rd day of May, 2006 (the “Effective Date”). Caterpillar and Benson are sometimes referred to herein individually as a “party” and collectively as the “parties”.
Recitals
A.	In 1998, while serving as the Vice President of Caterpillar’s Global Mining Division, Benson lead negotiations and executed the Commercial Alliance Agreement by and between Caterpillar and A.S.V., Inc. (“ASV”) dated October 14, 1998 (the “Alliance Agreement”).

B.	In connection with the Alliance Agreement, Caterpillar and ASV entered into numerous related agreements, including, but not limited to, stock purchase agreements and the Multi-Terrain Rubber-Tracked Loader Alliance Agreement dated October 31, 2000 (the “MTL Alliance Agreement”).

C.	Under the stock purchase agreements, and related warrants, Caterpillar purchased shares of common stock of ASV, representing approximately 25% of ASV’s outstanding common stock (the “Ownership Interest”). As of the date of this Agreement, Caterpillar still holds its Ownership Interest.

D.	Under the Stock Purchase Agreement, Caterpillar received two director seats on the Board of Directors of ASV. Benson served as a Caterpillar-appointed director on ASV’s board of directors while he remained employed at Caterpillar. After his retirement from Caterpillar, at the request of ASV, Benson has continued to serve as a director on ASV’s Board of Directors.

E.	Under the MTL Alliance Agreement, ASV supplied Caterpillar rubber-tracked undercarriages and undercarriage components for Caterpillar multi-loader machines (“MTLs”) pursuant to the terms therein.

F.	Although the MTL Agreement expired, Caterpillar and ASV entered into a subsequent Purchase Agreement dated November 1, 2005 under which ASV will supply rubber-tracked undercarriages and undercarriage components for specified Caterpillar MTLs for a period of five years, subject to the terms therein. In addition to the new Purchase Agreement, Caterpillar and ASV entered into a Registration Rights Agreement dated November 1, 2005, under which, after January 1, 2009, Caterpillar may demand that ASV register with the U.S. Securities and Exchange Commission all shares constituting the Ownership Interest.

G.	ASV now requests that Benson serve as ASV’s Chief Executive Officer (“CEO”).

H.	Pursuant to the terms of this Agreement, Caterpillar and Benson wish to set forth their mutual understanding regarding Benson’s handling certain confidential matters of Caterpillar and/or potential conflicts of interest that may arise in his position as ASV’s CEO as such matters relate to Caterpillar.
In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound hereby, Caterpillar and Benson agree as follows:
1.	Waiver of Purchasing Practice. Caterpillar hereby waives Section 4 of Caterpillar’s Purchasing Practice No. 49 (“Caterpillar’s Waiver”).
2.	Covenants. Benson hereby acknowledges that, in connection with his employment with Caterpillar, including, but not limited to, his service as Vice President of Caterpillar’s Global Mining Division, he learned and had access to important, proprietary and confidential information about Caterpillar, including its affiliates and subsidiaries, and its business, products, methods of conducting business, pricing, costs, technologies and other intellectual property and strategic direction. In consideration of the foregoing and of Caterpillar’s Waiver, Benson hereby agrees to the following:

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a.	Without the prior consent of an officer of Caterpillar, Benson will not participate in any discussions with Caterpillar or its subsidiaries or affiliates on behalf of ASV nor will Benson or any employee or representative of ASV attempt to use or leverage Benson’s past employment with Caterpillar in any discussions with Caterpillar or its subsidiaries or affiliates. In addition, Benson will recuse himself from participating, advising ASV, or acting on behalf of ASV, in connection with pricing matters involving Caterpillar.

b.	Benson will not disclose any Confidential Information in any manner.

c.	Benson will not use the Confidential Information in any manner, including, but not limited to, influencing the direction, action or conduct of ASV or its employees, directors, officers or agents.
For purposes of this Agreement, “Confidential Information” means information or data of whatever nature relating to Caterpillar or its subsidiaries or affiliates obtained by Benson, in writing, electronically, visually or orally, through his employment with Caterpillar, discussions with the management, employees and advisers of Caterpillar, together with any reports, analyses, compilations, studies or other documents or data prepared by or for Benson which contain or otherwise reflect such information.
3.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof. This Agreement shall be deemed to have been entered in the State of Illinois.

4.	Entire Agreement. This Agreement, including the Recitals, constitutes the entire agreement between the parties as to the subject matter hereof, and will supersede all prior understandings, letters, agreements, contracts and other documents. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

5.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of each of the parties hereto as of the Effective Date.

Caterpillar Inc.
By /s/ Daniel M. Murphy	/s/ Richard A. Benson

Name: Daniel M. Murphy	Richard A. Benson
Title: Vice President

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